Alcoa and subsidiaries                                 EXHIBIT 12

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

        Computation of Ratio of Earnings to Fixed Charges
             For the six months ended June 30, 1994
                   (in millions, except ratio)

                                                                 1994
                                                                 ----
Earnings:
   Income before taxes on income                              $ 119.7
   Minority interests' share of earnings of majority-
      owned subsidiaries without fixed charges                    -
   Equity income                                                (11.2)
   Fixed charges                                                 69.4
   Proportionate share of income (loss) of 50%-owned persons     (5.9)
   Distributed income of less than 50%-owned persons              -
   Amortization of capitalized interest                          10.7
                                                               ------

      Total earnings                                          $ 182.7
                                                               ======

Fixed Charges:
   Interest expense:
      Consolidated                                            $  53.0
      Proportionate share of 50%-owned persons                    3.7
                                                               ------
                                                                 56.7
                                                               ------

   Amount representative of the interest factor in rents:
      Consolidated                                               12.5
      Proportionate share of 50%-owned persons                     .2
                                                               ------
                                                                 12.7
                                                               ------

   Fixed charges added to earnings                               69.4
                                                               ------

   Interest capitalized:
      Consolidated                                                 .8
      Proportionate share of 50%-owned persons                    -
                                                               ------
                                                                   .8
                                                               ------

   Preferred stock dividend requirements of
      majority-owned subsidiaries                                 7.4
                                                               ------

      Total fixed charges                                     $  77.6
                                                               ======

Ratio of earnings to fixed charges                               2.35
                                                               ======

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